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                                                                    Exhibit 99.1

                                           PRESS RELEASE - FOR IMMEDIATE RELEASE




                          INYX SELECTED BY ASTRAZENECA
                   TO DEVELOP AND PRODUCE NON-OZONE-DEPLETING
                HFA-`PULMICORT' ASTHMA SPRAY FOR EUROPEAN MARKETS
   - Initial Multi-Year, Contract Valued At Over $6.5 Million Annually to Inyx

NEW YORK - June 29, 2004 - Inyx, Inc. (OTC BB: IYXI), an emerging specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has been awarded a multi-year contract by AstraZeneca AB, a major international healthcare company, to assist in the development and production of a non-ozone depleting hydrofluoralkane (HFA) version of AstraZeneca's Pulmicort asthma spray for European markets.

Based on an initial three and a half-year contract, which has extension options, Inyx's wholly owned United Kingdom subsidiary, INyX Pharma Limited, will immediately commence development and commercialization work on AstraZeneca's HFA-version of Pulmicort, one of the world's leading asthma medicines. The contract is valued at over $6.5 million annually to Inyx, based on present sales of the chlorofluorocarbon (CFC) version of Pulmicort. Subject to regulatory approval in European markets, commercial production is planned to commence in the first quarter of 2005.

Pulmicort is an inhaled anti-inflammatory glucocorticosteroid (budesonide), primarily for once- or twice-daily maintenance treatment of asthma. Pulmicort is also indicated for the treatment of chronic obstructive pulmonary disease in some countries. The World Health Organization estimates that approximately 100 million people worldwide suffer from asthma, and that chronic obstructive pulmonary disease is the fourth greatest cause of death worldwide. Currently, Pulmicort utilizes CFC as an aerosol gas propellant, which is an ozone-depleting agent. The European Union has implemented a ban on ozone-depleting agents such as CFC in pharmaceutical products.

Dr. Jack Kachkar, Chairman and President of Inyx, said, "We are extremely gratified to have been selected by AstraZeneca for their HFA-Pulmicort program in Europe. This contract reflects Inyx's expertise in converting CFC aerosol pharmaceuticals to HFA drug delivery products, as we have already conducted such conversion for other clients in Europe and Canada.

"The selection by AstraZeneca," he added, "is a significant milestone event for Inyx."

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world's leading pharmaceutical companies with healthcare sales of over $18.8 billion and leading positions in sales of gastrointestinal, oncology, cardiovascular, neuroscience and respiratory products. The company currently employs over 11,600 people at 11 R&D centres in seven countries, including the U.K., Sweden, the U.S., Canada, France, India and Japan.

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About Inyx

Inyx, Inc. is an emerging specialty pharmaceutical company with niche aerosol drug delivery technologies and products. Inyx focuses its expertise on contract manufacturing of prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners. The company's operations are conducted through its wholly owned subsidiary, INyX Pharma Limited, with a focus on niche products and technologies for the treatment of respiratory, allergy, dermatological and topical conditions. INyX Pharma's client base comprises large ethical pharmaceutical corporations, branded generic companies and biotechnology firms. The company develops and manufactures for a majority of global markets, including: North America, Europe, Latin America and the Middle East. INyX Pharma's R&D and production facilities are in Runcorn, near Manchester, England. Another wholly owned subsidiary, Inyx Canada, Inc. based in Toronto, provides business development and support services. Inyx, Inc.'s corporate offices are in New York City.

Safe Harbor

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive Vice President